Exhibit (b)(1)
CASH CONFIRMATION FACILITY AGREEMENT
dated 12 January 2007
for
SONAECOM, SGPS, SA
AND
SONAECOM B.V.
with
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH, BANCA IMI S.p.A
BNP PARIBAS AND SOCIÉTÉ GÉNÉRALE
as Arrangers and Bookrunners
and
BANCO BILBAO VIZCAYA ARGENTARIA, S.A., CAIXA D’ESTALVIS I PENSIONS DE
BARCELONA, CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID AND
WESTLB AG, LONDON BRANCH
as Arrangers
and
BANCO SANTANDER DE NEGÓCIOS PORTUGAL, S.A.
as Financial Intermediary
and
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH
as Agent
with
TOTTA IRELAND PLC
acting as Security Agent

Ref: CZT/ORS

(i)

THIS AGREEMENT is dated 12 January 2007 and made between:
(1)	SONAECOM, SGPS, SA (the “Company”);

(2)	SONAECOM B.V. (“Bidco”);

(3)	BANCO SANTANDER TOTTA, S.A., LONDON BRANCH, BANCA IMI S.p.A., BNP PARIBAS, SOCIÉTÉ GÉNÉRALE, BANCO BILBAO VIZCAYA ARGENTARIA, S.A., CAIXA D’ESTALVIS I PENSIONS DE BARCELONA, CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID and WESTLB AG, LONDON BRANCH as mandated lead arrangers (whether acting individually or together the “Mandated Lead Arrangers”);

(4)	BANCO SANTANDER TOTTA, S.A., LONDON BRANCH, BANCA IMI S.p.A., BNP PARIBAS and SOCIÉTÉ GÉNÉRALE as bookrunners (whether acting individually or together the “Bookrunners”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as cash confirmation facility lenders (the “Cash Confirmation Facility Lenders”);

(6)	BANCO SANTANDER DE NEGÓCIOS PORTUGAL, S.A. as the financial intermediary (the “Financial Intermediary”);

(7)	BANCO SANTANDER TOTTA, S.A., LONDON BRANCH as agent of the other Finance Parties (the “Agent”); and

(8)	TOTTA IRELAND PLC as security agent for the Finance Parties (the “Security Agent”).
Whereas
(A)	The Company and Bidco have launched offers to acquire certain shares in accordance with the terms of the PT Offer and PTM Offer.

(B)	To satisfy Portuguese legal requirements, the Cash Confirmation Facility Lenders have agreed at the request of the Company and Bidco to provide an undertaking to CMVM to make available certain funds which may be used exclusively to settle the consideration payable in respect of shares tendered pursuant to the PT Offer and the PTM Offer.

(C)	The Cash Confirmation Lenders have agreed to enter into this Agreement in support of the undertaking referred to in (B) above.
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Availability Period” means:
(a)	in relation to Cash Confirmation Facility A, the period from and including the date of this Agreement to and including the earlier of:
(i)	the time at which any Replacement Financing is duly executed and delivered;

(ii)	the PT Settlement Date;

(iii)	the later of:
(A)	9.00 a.m. Lisbon time on the date falling 85 days after the date of this Agreement unless a counter-offer is registered with the CMVM by that date in which case it shall be automatically extended to 9.00 a.m. Lisbon time on the date falling 155 days after the date of this Agreement; and

(B)	if the Company elects to increase the price of the PT Offer prior to the expiry of the applicable number of days specified in sub-paragraph (A), 9.00 a.m. Lisbon time on the date falling 28 days after the applicable number of days specified in sub-paragraph (A) or any such later date mandatorily imposed by the CMVM; or
(iv)	the date on which this Agreement is automatically cancelled pursuant to Clause 7.3 (Mandatory cancellation) of the Common Terms Agreement; and
(b)	in relation to Cash Confirmation Facility B, the period from and including the date of this Agreement to and including the earlier of:
(i)	the time at which any Replacement Financing is duly executed and delivered;

(ii)	the PTM Settlement Date;

(iii)	9.00 a.m. Lisbon time on the date falling 85 days after the date of this Agreement unless a counter-offer is registered with the CMVM by that date in which case it shall be automatically extended to 9.00 a.m. Lisbon time on the date falling 155 days after the date of this Agreement; or

(iv)	the date on which this Agreement is automatically cancelled pursuant to Clause 7.3 (Mandatory cancellation) of the Common Terms Agreement.
“Borrowers” means the Company and/or Bidco.

“Cash Confirmation Facility Commitment” means the aggregate of the Cash Confirmation Facility A Commitment and the Cash Confirmation Facility B Commitment.

“Cash Confirmation Facility A” means the cash confirmation facility made available under this Agreement as described in paragraph (a) of Clause 3.1 (The Facilities).

“Cash Confirmation Facility A Commitment” means:
(a)	in relation to each Cash Confirmation Facility A Lender, the amount set opposite its name under the heading “Cash Confirmation Facility A Commitment” in Part I of Schedule 1 (The Cash Confirmation Facility Lenders) and the amount of any other Cash Confirmation Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Cash Confirmation Facility A Lender, the amount of any Cash Confirmation Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Cash Confirmation Facility A Lender” means:

(a)	any Original Cash Confirmation Facility A Lender; and

(b)	any bank, financial institution or Approved Fund which has become a Cash Confirmation Facility A Lender in accordance with Clause 21 (Changes to the Lenders) of the Common Terms Agreement,
which in each case has not ceased to be a Cash Confirmation Facility A Lender in accordance with this Agreement.

“Cash Confirmation Facility A Loan” means the loan made or to be made under Cash Confirmation Facility A or the principal amount outstanding for the time being of that loan.

“Cash Confirmation Facility A Majority Lenders” means, at any time, a Cash Confirmation Facility A Lender or Cash Confirmation Facility A Lenders whose Available Commitments under Cash Confirmation Facility A and participations in the Cash Confirmation Facility A Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Cash Confirmation Facility A and the Cash Confirmation Facility A Loans then outstanding.

“Cash Confirmation Facility B” means the cash confirmation facility made available under this Agreement as described in paragraph (b) of Clause 3.1 (The Facilities).

“Cash Confirmation Facility B Commitment” means:
(a)	in relation to each Cash Confirmation Facility B Lender, the amount set opposite its name under the heading “Cash Confirmation Facility B Commitment” in Part II of Schedule 1 (The Cash Confirmation Facility Lenders) and the amount of any other Cash Confirmation Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Cash Confirmation Facility B Lender, the amount of any Cash Confirmation Facility B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Cash Confirmation Facility B Lender” means:
(a)	any Original Cash Confirmation Facility B Lender; and

(b)	any bank, financial institution or Approved Fund which has become a Cash Confirmation Facility B Lender in accordance with Clause 21 (Changes to the Lenders) of the Common Terms Agreement,
which in each case has not ceased to be a Cash Confirmation Facility B Lender in accordance with this Agreement.

“Cash Confirmation Facility B Loan” means the loan made or to be made under Cash Confirmation Facility B or the principal amount outstanding for the time being of that loan.

“Cash Confirmation Facility B Majority Lenders” means, at any time, a Cash Confirmation Facility B Lender or Cash Confirmation Facility B Lenders whose Available Commitments under Cash Confirmation Facility B and participations in the Cash Confirmation Facility B Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Cash Confirmation Facility B and the Cash Confirmation Facility B Loans then outstanding.

“Cash Confirmation Facility Lender” means a Cash Confirmation Facility A Lender and/or a Cash Confirmation Facility B Lender, as the context requires.

“Cash Confirmation Facility Loan” means a Cash Confirmation Facility A Loan and/or a Cash Confirmation Facility B Loan, as the context requires.

“Common Terms Agreement” means the common terms agreement dated on or about the date of this Agreement entered into between the Company, Bidco, the Mandated Lead Arrangers, the Bookrunners, the Cash Confirmation Facility Lenders, the Agent and the Security Agent.

“Deemed Cash Confirmation Utilisation” means a PT Deemed Cash Confirmation Utilisation or a PTM Deemed Cash Confirmation Utilisation.

“EURIBOR” means, in relation to any Cash Confirmation Facility Loan in euro:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Cash Confirmation Facility Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Cash Confirmation Facility Loan.

“Interest Period” means, in relation to a Cash Confirmation Facility Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 3 (Mandatory Cost formula).

“Margin” means:
(a)	in relation to Cash Confirmation Facility A, 1.60 per cent. per annum; and

(b)	in relation to Cash Confirmation Facility B, 1.60 per cent. per annum.
“Original Cash Confirmation Facility A Lender” means a Cash Confirmation Facility A Lender listed in Part I Schedule 1 (The Cash Confirmation Facility Lenders) as having a Cash Confirmation Facility A Commitment, the Agent having provided, in its name and on its behalf, the PT Cash Confirmation.

“Original Cash Confirmation Facility B Lender” means a Cash Confirmation Facility B Lender listed in Part II Schedule 1 (The Cash Confirmation Facility Lenders) as having a Cash Confirmation Facility B Commitment, the Agent having provided, in its name and on its behalf, the PTM Cash Confirmation.

“Party” means a party to this Agreement.

“PT Cash Confirmation” means the confirmation letter addressed to the CMVM provided in respect of the PT Offer in accordance with the requirements of Chapter 3, Section 1, Article 179 of Decree Law no. 486/99 dated 13 November 1999, as amended from time to time (the

Portuguese Securities Code) substantially in the form set out in Part I of Schedule 4 (Form of PT Cash Confirmation Letter).

“PTM Cash Confirmation” means the confirmation letter addressed to the CMVM provided in respect of the PTM Offer in accordance with the requirements of Chapter 3, Section 1, Article 179 of Decree Law no. 486/99 dated 13 November 1999, as amended from time to time (the Portuguese Securities Code) substantially in the form set out in Part II of Schedule 4 (Form of PTM Cash Confirmation Letter).

“PT Deemed Cash Confirmation Utilisation” has the meaning given to it in Clause 6.3 (PT Deemed Cash Confirmation Utilisation).

“PT Deemed Cash Confirmation Utilisation Amount” has the meaning given to it in Clause 6.3 (PT Deemed Cash Confirmation Utilisation).

“PT Offer Cash Confirmation Settlement Amount” means the aggregate of the amount payable for the PT Shares on the PT Settlement Date pursuant to the Result Notice in respect of the PT Offer.

“PTM Deemed Cash Confirmation Utilisation” has the meaning given to it in Clause 6.4 (PTM Deemed Cash Confirmation Utilisation).

“PTM Deemed Cash Confirmation Utilisation Amount” has the meaning given to it in Clause 6.4 (PTM Deemed Cash Confirmation Utilisation).

“PTM Offer Cash Confirmation Settlement Amount” means the aggregate of the amount payable for the PTM Shares on the PTM Settlement Date pursuant to the Result Notice in respect of the PTM Offer.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period, unless market practice differs in the European interbank market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the European interbank market (and if euro quotations for that period would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means (i) between the date of this Agreement and the Syndication Date, the office in London or in the principal financial centre of a Participating Member State of Banco Santander Totta, S.A., London Branch, BNP Paribas, London Branch and Société Générale, London Branch or such other reputable banks as may be appointed by the Agent in consultation with the Company, and (ii) thereafter, the banks referred to in paragraph (i) and the offices in London or in the principal financial centre of a Participating Member State of two other reputable banks appointed by the Company in consultation with the Agent.

“Release Letter” means the release letter from the Financial Intermediary addressed to the CMVM substantially in the form set out in Schedule 6 (Form of Release Letter).

“Replacement Financing” means:

(a)	in relation to Cash Confirmation Facility A, any financing in the Agreed Form of the PT Acquisition Facility Agreement and subject to the Common Terms Agreement for an amount sufficient to cover the PT Deemed Cash Confirmation Utilisation Amount and entered into for the purpose of, among other things, financing the acquisition of PT Shares tendered pursuant to the PT Offer on the PT Settlement Date; and

(b)	in relation to Cash Confirmation Facility B, any financing in the Agreed Form of the PTM Acquisition Facility Agreement, the Back-up Facility A Agreement and subject to the Common Terms Agreement for an amount sufficient to cover the PTM Deemed Cash Confirmation Utilisation Amount and entered into for the purpose of, among other things, financing the acquisition of PTM Shares tendered pursuant to the PTM Offer on the PTM Settlement Date.
“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Cash Confirmation Facility Lenders.

“Settlement Utilisation Request” has the meaning given to it in the Common Terms Agreement.

“Shareholder’s Funds Deposit” means the principal amount of €750,000,000 to be deposited in cleared funds by Banco Comercial Portugués, S.A. pursuant to irrevocable instructions from the Company in the PT Settlement Account with the Financial Intermediary by no later than 9.30 a.m. Lisbon time on the PT Settlement Date to be used solely towards settlement of the PT Offer.

“Specified Time” means a time determined in accordance with Schedule 5 (Timetables).

“Total Cash Confirmation Facility A Commitments” means the aggregate of the Cash Confirmation Facility A Commitments, being €9,866,866,009 at the date of this Agreement.

“Total Cash Confirmation Facility B Commitments” means the aggregate of the Cash Confirmation Facility B Commitments being €1,160,238,766 at the date of this Agreement.

1.2	Construction
(a)	Unless expressly defined in this Agreement, capitalised terms defined in the Common Terms Agreement have the same meaning in this Agreement.

(b)	The provisions of Clause 1.2 (Construction) of the Common Terms Agreement shall apply in this Agreement, mutatis mutandis, except that references to the Common Terms Agreement shall instead be construed as references to this Agreement.
1.3	Third Party Rights

Unless otherwise expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	COMMON TERMS AGREEMENT

This Agreement and the rights and obligations of the Parties under it shall be subject to the terms and conditions of the Common Terms Agreement.

3.	THE FACILITIES

3.1	The Facilities

Subject to the terms of this Agreement:
(a)	the Cash Confirmation Facility A Lenders make available to the Borrowers a euro cash confirmation facility in an aggregate amount equal to the Total Cash Confirmation Facility A Commitments; and

(b)	the Cash Confirmation Facility B Lenders make available to the Borrowers a euro cash confirmation facility in an aggregate amount equal to the Total Cash Confirmation Facility B Commitments.
3.2	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under this Agreement are several. Failure by a Finance Party to perform its obligations under this Agreement does not affect the obligations of any other Party under this Agreement. No Finance Party is responsible for the obligations of any other Finance Party under this Agreement.

(b)	The rights of each Finance Party under or in connection with this Agreement are separate and independent rights and any debt arising under this Agreement to a Finance Party from a Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
4.	PURPOSE

4.1	Purpose

Subject to the provisions of Clause 6 (Utilisations):
(a)	the Borrowers shall apply all amounts borrowed by them under Cash Confirmation Facility A to the PT Settlement Account for financing consideration payable in respect of the PT Shares;

(b)	the Borrowers shall apply all amounts borrowed by it under Cash Confirmation Facility B to the PTM Settlement Account for financing consideration payable in respect of the PTM Shares; and

(c)	no amount borrowed under Cash Confirmation Facility A and/or Cash Confirmation Facility B shall be applied in any manner that may be illegal or contravene the provisions of any laws relating to financial assistance in any relevant jurisdiction.
4.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5.	CONDITIONS OF UTILISATION

The obligations of the Cash Confirmation Facility Lenders under this Cash Confirmation Facility will not become effective until the Agent has confirmed in writing to the Cash Confirmation Facility Lenders that:
(a)	all of the conditions precedent required under Part I of Schedule 2 (Conditions Precedent) to the Common Terms Agreement; and

(b)	all of the documents and other evidence listed in Schedule 2 (Conditions Precedent to Signing) to this Agreement, have been satisfied as at the date of this Agreement.

6.	UTILISATION

6.1	Cash Confirmation Facility A Loan

A Cash Confirmation Facility A Loan shall be utilised by way of a PT Deemed Cash Confirmation Utilisation in accordance with the provisions of Clause 6.3 (PT Deemed Cash Confirmation Utilisation).

6.2	Cash Confirmation Facility B Loan

A Cash Confirmation Facility B Loan shall be utilised by way of a PTM Deemed Cash Confirmation Utilisation in accordance with the provisions of Clause 6.4 (PTM Deemed Cash Confirmation Utilisation).

6.3	PT Deemed Cash Confirmation Utilisation
(a)	Subject to paragraph (e) below, if, by 11:30 a.m. Lisbon time on the PT Settlement Date no Replacement Financing (as referred to in paragraph (a) of that definition) has been duly executed and delivered, each Borrower shall be deemed at that time to have delivered to the Agent a request fulfilling the requirements set out in Clause 6.5 (Requirements for a Deemed Cash Confirmation Utilisation Request) in respect of the Cash Confirmation Facility A Loan (a “PT Deemed Cash Confirmation Utilisation Request”), for an amount (in euro) equal to the difference between (i) the PT Offer Cash Confirmation Settlement Amount and (ii) the Shareholder’s Funds Deposit and any other amounts contributed by the Borrower to fund the settlement of the PT Offer and deposited in cleared funds with the Financial Intermediary (such amount being the “PT Deemed Cash Confirmation Utilisation Amount”) which shall not exceed the Total Cash Confirmation Facility A Commitments. Notwithstanding the above, the Borrowers shall deliver a Settlement Utilisation Request to the Agent in accordance with the provisions of the Common Terms Agreement provided however that any failure or delay on the part of the Borrowers to provide a Settlement Utilisation Request will not in any way prevent the deemed utilisation mechanics from taking effect in full. For the purposes of Clause 5 (Utilisation) of the Common Terms Agreement, the term Utilisation Request shall include a PT Deemed Cash Confirmation Utilisation Request.

(b)	Upon the occurrence of a PT Deemed Cash Confirmation Utilisation Request, each Cash Confirmation Facility A Lender shall make available its participation in the Cash Confirmation Facility A Loan by way of transferring its proportion of the PT Deemed

Cash Confirmation Utilisation Amount (as calculated in accordance with Clause 6.6 (Lenders’ Participation) below) directly to the PT Settlement Account on or before the relevant cut-off time for value date on the PT Settlement Date (such transfers shall, in aggregate, constitute the “PT Deemed Cash Confirmation Utilisation”).

(c)	The Agent shall notify each Cash Confirmation Facility A Lender of the amount of its participation in the Cash Confirmation Facility A Loan by no later than 10.00 a.m. Lisbon time on the date being 2 Business Days immediately prior to the PT Settlement Date.

(d)	For the avoidance of doubt, the Lender’s obligations to participate in Utilisations on the basis of a PT Deemed Cash Confirmation Utilisation Request shall be binding on each such Lender, notwithstanding the occurrence of any Default or Event of Default.

(e)	In the event that any Replacement Financing (as referred to in paragraph (a) of that definition) has been duly executed and delivered:
(i)	the Cash Confirmation Facility A Lenders shall not be required to fund their relevant Cash Confirmation Facility A Commitment for the acquisition of the PT Shares pursuant to the Result Notice in respect of the PT Offer pursuant to this Agreement; and

(ii)	all other rights and obligations of each Cash Confirmation Facility A Lender in respect of the Cash Confirmation Facility A shall automatically terminate at the time at which such Replacement Financing (as referred to in paragraph (a) of that definition) has been duly executed and delivered.
6.4	PTM Deemed Cash Confirmation Utilisation
(a)	Subject to paragraph (e) below, if, by 11:30 a.m. Lisbon time on the PTM Settlement Date no Replacement Financing has been duly executed and delivered, each Borrower shall be deemed at that time to have delivered to the Agent a request fulfilling the requirements set out in Clause 6.5 (Requirements for a Deemed Cash Confirmation Utilisation Request) in respect of the Cash Confirmation Facility B Loan (a “PTM Deemed Cash Confirmation Utilisation Request”), for an amount (in euro) equal to the difference between (i) the PTM Offer Cash Confirmation Settlement Amount and (ii) any amounts contributed by the Borrower to fund the settlement of the PTM Offer and deposited in cleared funds with the Financial Intermediary (such amount being the “PTM Deemed Cash Confirmation Utilisation Amount”) which shall not exceed the Total Cash Confirmation Facility B Commitments. Notwithstanding the above, the Borrowers shall deliver a Settlement Utilisation Request to the Agent in accordance with the provisions of the Common Terms Agreement provided however that any failure or delay on the part of the Borrowers to provide a Settlement Utilisation Request will not in any way prevent the deemed utilisation mechanics from taking effect in full. For the purposes of Clause 5 (Utilisation) of the Common Terms Agreement, the term Utilisation Request shall include a PTM Deemed Cash Confirmation Utilisation Request.

(b)	Upon the occurrence of a PTM Deemed Cash Confirmation Utilisation Request, each Cash Confirmation Facility B Lender shall make available its participation in the Cash Confirmation Facility B Loan by way of transferring its proportion of the PTM Deemed

Cash Confirmation Utilisation Amount (as calculated in accordance with Clause 6.6 (Lenders’ Participation) below) directly to the PTM Settlement Account on or before the relevant cut-off time for value date on the PTM Settlement Date (such transfers shall, in aggregate, constitute the “PTM Deemed Cash Confirmation Utilisation”).

(c)	The Agent shall notify each Cash Confirmation Facility B Lender of the amount of its participation in the Cash Confirmation Facility B Loan by no later than 10.00 a.m. Lisbon time on the date being 2 Business Days immediately prior to the PTM Settlement Date.

(d)	For the avoidance of doubt, the Lender’s obligations to participate in Utilisations on the basis of a PTM Deemed Cash Confirmation Utilisation Request shall be binding on each such Lender, notwithstanding the occurrence of any Default or Event of Default.

(e)	In the event that any Replacement Financing (as referred to in paragraph (b) of that definition) has been duly executed and delivered:
(i)	the Cash Confirmation Facility B Lenders shall not be required to fund any amount for the acquisition of the PTM Shares pursuant to the Results Notice in respect of the PTM Offer pursuant to this Agreement; and

(ii)	all other rights and obligations of each Cash Confirmation Facility B Lender in respect of the Cash Confirmation Facility B shall automatically terminate at the time at which Replacement Financing (as referred to in paragraph (b) of that definition) has been duly executed and delivered.
6.5	Requirements of a Deemed Cash Confirmation Utilisation Request

Each Deemed Cash Confirmation Utilisation Request for a Cash Confirmation Facility Loan will be deemed to include the following requirements:
(a)	the currency of the Utilisation shall be euro;

(b)	the Interest Period shall be one day;

(c)	the PT Deemed Cash Confirmation Utilisation Amount and the PTM Deemed Cash Confirmation Utilisation Amount will be drawn by the Borrowers in the proportions set out in the Funds Flow Memorandum; and

(d)	the proceeds of the Utilisation in respect of:
(i)	the Cash Confirmation Facility A Loan shall be credited to the PT Settlement Account; and/or

(ii)	the Cash Confirmation Facility B Loan shall be credited to the PTM Settlement Account.
6.6	Lenders’ participation
(a)	If the utilisation conditions set out in this Agreement have been met, each Cash Confirmation Facility Lender shall make its participation in the relevant Cash Confirmation Facility Loan available through its Facility Office.

(b)	The proportion of each Cash Confirmation Facility Lender’s participation in each Cash Confirmation Facility Loan will be equal to the proportion borne by its Available

Commitment to the Available Facility immediately prior to making the Cash Confirmation Facility Loan.

(c)	The Borrowers unconditionally and irrevocably:
(i)	authorise and request each Cash Confirmation Facility Lender to pay any amount pursuant to the terms of the PT Cash Confirmation and/or the PTM Cash Confirmation without carrying out any investigation or requesting the agreement of the Company and/or Bidco that the amount so demanded or paid is or was due and notwithstanding that the Company and/or Bidco may dispute the validity of any such request, demand, deemed request or payment and whether or not the notification of any demand under the PT Cash Confirmation and/or the PTM Cash Confirmation was received by the Cash Confirmation Facility Lender by fax or letter and each Cash Confirmation Facility Lender shall be entitled to rely on such fax or letter as being genuine without further investigation and failure to make such investigation is agreed by the Borrowers not to constitute negligence or misconduct; and

(ii)	confirm that no Finance Party shall be concerned with the legality of the demand or deemed demand for payment or any other underlying transactions or any incapacity of, or limitation on the powers of, any person signing a claim or other document.
6.7	Role of Financial Intermediary
(a)	Upon occurrence of the PT Deemed Cash Confirmation Utilisation, the Financial Intermediary undertakes to use the funds available in the PT Settlement Account to settle, in the name and on behalf of the Borrowers, the consideration due for the PT Shares tendered pursuant to the PT Offer on the PT Settlement Date.

(b)	Upon occurrence of the PTM Deemed Cash Confirmation Utilisation, the Financial Intermediary undertakes to use the funds available in the PTM Settlement Account to settle, in the name and on behalf of the Borrowers, the consideration due for the PTM Shares tendered pursuant to the PTM Offer on the PTM Settlement Date.

(c)	The Financial Intermediary undertakes for the benefit of each of the Cash Confirmation Facility A Lenders or, as the case may be, Cash Confirmation Facility B Lenders, that upon receipt of:
(i)	an amount equal to such Cash Confirmation Facility A Lender’s commitment in the PT Cash Confirmation in cleared funds in the PT Settlement Account; and/or

(ii)	an amount equal to such Cash Confirmation Facility B Lender’s commitment in the PTM Cash Confirmation in cleared funds in the PTM Settlement Account, it shall immediately:
(A)	confirm to that Cash Confirmation Facility A Lender or, as the case may be, Cash Confirmation Facility B Lender, receipt of those funds by SWIFT message; and

(B)	deliver by fax a Release Letter to the CMVM with a copy to that Cash Confirmation Facility A Lender or, as the case may be, Cash Confirmation Facility B Lender.
6.8	Failure to Fund

If a Cash Confirmation Lender fails to provide its proportion of the PT Deemed Cash Confirmation Utilisation Amount or the PTM Deemed Cash Confirmation Utilisation Amount (as the case may be) in accordance with Clause 6 (Utilisation) of this Agreement (that Cash Confirmation Lender hereinafter referred to as the “Defaulting Lender”), the Parties acknowledge that such Defaulting Lender will remain subject to its obligations under the PT Cash Confirmation or PTM Cash Confirmation (as the case may be), and any payment by the Defaulting Lender to any holder of a PT Share or PTM Share (as appropriate) in accordance with the terms and conditions of an over-the-counter settlement prescribed by the CMVM will constitute a deemed utilisation of the Defaulting Lender’s proportion of the Available Commitment of Cash Confirmation Facility A or Cash Confirmation Facility B (as the case may be) as at the relevant Settlement Date. The Parties acknowledge the Agent may make any amendments or adjustments which are purely of a mechanical nature to this Agreement in order to reflect any such deemed utilisation as contemplated by this Clause 6.8 provided that such amendments or adjustments do not have the effect of making the Borrowers’ or the other Cash Confirmation Facility Lenders’ obligations under this Agreement more onerous.

6.9	Notification of Replacement Financing

Promptly after any Replacement Financing has been duly executed and delivered, the Agent shall immediately notify the relevant Cash Confirmation Facility Lenders in writing.

6.10	Delivery of Cash Confirmation Letter

The Agent shall deliver the PT Cash Confirmation and/or the PTM Cash Confirmation duly signed by it on behalf of each Cash Confirmation Facility Lender to the CMVM simultaneously with the registration of the relevant Offer.

7.	CANCELLATION OF CASH CONFIRMATION COMMITMENTS

Any Available Commitment under each Cash Confirmation Facility will automatically be cancelled at the end of the relevant Availability Period.

8.	REPAYMENT OF CASH CONFIRMATION LOANS
(a)	The Borrowers shall repay the aggregate Cash Confirmation Facility A Loans drawn by 9.00 a.m. Lisbon time on the Business Day immediately following the PT Settlement Date.

(b)	The Borrowers shall repay the aggregate Cash Confirmation Facility B Loans drawn by 9.00 a.m. Lisbon time on the Business Day immediately following the PTM Settlement Date.

9.	SECURITY

Provided that a Deemed Cash Confirmation Utilisation has occurred, the Security Agent may enforce its rights in respect of the irrevocable powers of attorney to constitute the security set out in Schedule 2 (Conditions Precedent to Signing).

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Cash Confirmation Facility Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	EURIBOR; and

(c)	Mandatory Cost, if any.
10.2	Payment of interest

The Borrower to which a Cash Confirmation Facility Loan has been made shall pay accrued interest on that Cash Confirmation Facility Loan on the last day of each Interest Period.

10.3	Default interest
(a)	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Cash Confirmation Facility Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Cash Confirmation Facility Loan which became due on a day which was not the last day of an Interest Period relating to that Cash Confirmation Facility Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Cash Confirmation Facility Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent. and the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods
(a)	The interest period for any Cash Confirmation Facility Loan made pursuant to a Deemed Cash Confirmation Utilisation shall be one day.

(b)	An Interest Period for a Cash Confirmation Facility Loan shall not extend beyond the end of the Availability Period.

(c)	Each Interest Period for a Cash Confirmation Facility Loan shall start on the relevant Utilisation Date of that Cash Confirmation Facility Loan, or if such Cash Confirmation Facility Loan has already been made, on the last day of that Cash Confirmation Facility Loan’s preceding Interest Period.
11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Cash Confirmation Facility Loan for any Interest Period, then the rate of interest on each Lender’s share of that Cash Confirmation Facility Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Cash Confirmation Facility Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Cash Confirmation Facility Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Cash Confirmation Facility Loan exceed 50 per cent. of that Cash Confirmation Facility Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.
12.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
12.4	Break Costs
(a)	The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Cash Confirmation Facility Loan or Unpaid Sum being paid by a Borrower on a day other than the last day of an Interest Period for that Cash Confirmation Facility Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
13.	COMMITMENT FEES
(a)	The Company shall pay to the Agent (for the account of each Cash Confirmation Facility Lender) a fee in euro computed at the rate of 0.50 per cent. per annum on that Lender’s Available Commitment under each Cash Confirmation Facility from the date of this Agreement until the last day of the Availability Period applicable to the relevant Cash Confirmation Facility.

(b)	The Company shall pay the commitment fee in paragraph (a) in respect of each Cash Confirmation Facility quarterly in advance on and from the date of this Agreement. If the Total Cash Confirmation Facility A Commitments or the Total Cash Confirmation Facility B Commitments are voluntarily cancelled prior to any utilisation of the relevant Cash Confirmation Facility, the Agent shall notify each Cash Confirmation Lender of its proportion of the commitment fee to be reimbursed to the Company for the unused period in respect of that cancelled amount. Each Cash Confirmation Lender shall promptly pay to the Agent its proportion of the fee to be reimbursed and the Agent shall pay that amount to the Company on behalf of the relevant Cash Confirmation Facility Lender.

14.	TRANSFERS AND ASSIGNMENTS
(a)	Subject to paragraph (b), a Party may only assign its rights or transfer its rights and obligations under this Agreement in accordance with the Common Terms Agreement.

(b)	A Cash Confirmation Facility Lender shall not transfer or assign its participation in the Cash Confirmation Facility A or Cash Confirmation Facility B (as applicable) until a Deemed Cash Confirmation Utilisation has been made under that Facility.
15.	GOVERNING LAW

This Agreement is governed by English law.

16.	ENFORCEMENT

16.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 16.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
16.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)	irrevocably appoints Baker & McKenzie LLP, 100 New Bridge Street, London, EC4V 6JA, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as an agent for service of process for any Obligor(s) is unable for any reason to act as agent for service of process, the Company (on behalf of the relevant Obligor(s)) must immediately (and in any event within 15 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for service of process for this purpose.

(c)	All documents served on any or all of the Obligor(s) in relation to any proceedings before the English courts in connection with any Finance Document shall be addressed to the attention of the “Head of the Dispute Resolution Department” at Baker & McKenzie LLP, 100 New Bridge Street, London, EC4V 6JA, England.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Company

Address:	Rua Henrique Pousão
432, 7º
4460-841 Senhora da Hora
Portugal
Fax No: + 351 931 002 229
Attention: Corporate Finance Department – António Castro
By:
Bidco

Address:	De Boelelaan, 7
1983 HJ Amsterdam
The Netherlands
Fax No: + 31 20 504 1175
Attention: Mr Martin Odems
By:
The Bookrunners
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH
By:
BANCA IMI S.p.A.
By:
BNP PARIBAS
By:
SOCIÉTÉ GÉNÉRALE
By:

The Mandated Lead Arrangers
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH
By:
BANCA IMI S.p.A.
By:
BNP PARIBAS
By:
SOCIÉTÉ GÉNÉRALE
By:
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
By:
CAIXA D’ESTALVIS I PENSIONS DE BARCELONA
By:
CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
By:
WESTLB AG, LONDON BRANCH
By:
The Original Cash Confirmation Facility Lenders
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH
By:
BANCA IMI S.p.A.
By:

BNP PARIBAS
By:
SOCIÉTÉ GÉNÉRALE
By:
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
By:
CAIXA D’ESTALVIS I PENSIONS DE BARCELONA
By:
CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
By:
WESTLB AG, LONDON BRANCH
By:
The Financial Intermediary
BANCO SANTANDER DE NEGÓCIOS PORTUGAL, S.A.

Address:	Av Eng Duarte Pacheco
Torre 1, 17º Piso
1099-024 Lisbon
Portugal
Fax No: + 351 213 893 686
Attention: João Paúl / Rui Corrêa Henriques
By:

The Agent
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH

Address:	18 King William Street
London EC4N 7BP
United Kingdom
Fax No: + 44 207 929 4946
Attention: Andrew Lane
By:
With copy to:
Fax No: + 351 213 893 686
Attention: João Paúl / Teresa Andrade/ Rui Corrêa Henriques
For administrative/payment related issues, copy to:
Fax No: + 351 213 893 696
Attention: André Braz
The Security Agent
TOTTA IRELAND PLC

Address:	AIB International Centre
I.F.S.C
Dublin 7
Ireland
Fax No: + 353 1 829 1209
Attention: Dâmaso Lopes
By:
With copy to:
Fax No: + 351 213 893 686
Attention: João Paúl / Teresa Andrade/ Rui Corrêa Henriques